[LETTERHEAD]

Monday, December 8, 1997                     Contact:  Neil L. Stenbuck
                                                       Chief Financial Officer
                                                       (303) 685-8000


                 BASIN EXPLORATION REPORTS DRILLING RESULTS AND
                             UPDATE ON ACQUISITION

Denver, CO - Basin Exploration, Inc. today reported that it recently participated in two apparent discovery wells in the Gulf of Mexico, respectively on Eugene Island Block 64 S/2 and South Timbalier Block 146, and that it has completed the closing of the previously announced acquisition of assets from the chapter 11 bankruptcy trustee for Midcon Offshore, Inc.

The well on Eugene Island Block 64 S/2 logged approximately 100 net feet of gas/condensate pay in two Miocene-aged sands below a true vertical depth of 12,750 feet. The company plans to immediately proceed with completion operations and then to temporarily suspend the well pending installation of production facilities, which the company anticipates will occur late in the first quarter of 1998. Basin operates the property with a 50% working interest. Partners are GHP Exploration Corporation and The Houston Exploration Company, each of whom owns a 25% working interest.

Basin owns a 50% working interest in the well on South Timbalier 146, which is operated by its 50% partner, Barrett Resources Corporation. The well logged gas/condensate pay in a Pliocene-aged sand interval and current plans are to temporarily suspend the well pending future completion operations and installation of production facilities.

As previously announced on November 9, 1997, the company was high bidder at a bankruptcy court proceeding conducted to sell the assets of Midcon Offshore, Inc. The purchase price of $31.3 million was closed into escrow pending Minerals Management Service approval of assignments and removal of liens and encumbrances. These conditions were satisfied and proceeds were recently released from escrow and assignments delivered to the company. Among the liens and encumbrances that were released was a volumetric production payment that previously burdened Midcon's interests in the acquired properties. Operationally, the company reported that one of two recently-drilled wells on the High Island Block A-568 property acquired from Midcon has commenced production and that remedial work required to have all major platforms on-line has been completed, resulting in anticipated improvements in production. As noted in the earlier release, the company estimates that its net oil and gas production from the assets acquired from Midcon will be in excess of 20 million cubic feet of natural gas equivalent per day by approximately the end of the year, when the other recently-drilled well on High Island Block A-568 is expected to commence production.

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The statements in this report regarding projected production performance and expected drilling and development activities are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the company's ability to achieve projected results are described in the company's prospectus dated October 2, 1997 and prospectus supplement dated October 24, 1997 filed with the Securities and Exchange Commission. Such factors include, among others, uncertainties inherent in reserve estimations especially for estimates of non-proved and undeveloped reserves, operational risks inherent in the offshore environment with corresponding exposure to delays and significant cost overruns, the highly competitive nature of activity offshore with corresponding shortages of equipment and personnel, and the uncertain cost and pricing environment in the oil and gas industry. The company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.

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